          As filed with the Securities and Exchange Commission on March 22, 1999
                                                      Registration No. 333-65747
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                  ------------------

                                 AMENDMENT NO. 3
                                    FORM F-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                               ------------------

                                    ILOG S.A.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)
                               ------------------
          FRANCE                      7372                 NOT APPLICABLE
      (STATE OR OTHER           (PRIMARY STANDARD         (I.R.S. EMPLOYER
      JURISDICTION OF              INDUSTRIAL          IDENTIFICATION NUMBER)
     INCORPORATION OR          CLASSIFICATION CODE
       ORGANIZATION)                 NUMBER)
                                    ILOG S.A.
                             9, RUE DE VERDUN, 94253
                                    GENTILLY,
                                     FRANCE
                             (011 33) 1 49 08 35 00
   (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                    REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                                 ------------------
                               MR. STUART BAGSHAW
                                 C/O ILOG, INC.
                              1080 LINDA VISTA AVE.
                             MOUNTAIN VIEW, CA 94043
                                 (650) 567-8000
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                              OF AGENT FOR SERVICE)
                                  ------------------
                                   COPIES TO:
                             FRANCIS S. CURRIE, ESQ.
                             ANTON COMMISSARIS, ESQ.
                         WILSON SONSINI GOODRICH & ROSATI
                            PROFESSIONAL CORPORATION
                               650 PAGE MILL ROAD
                               PALO ALTO, CA 94304
                                 (650) 493-9300
                                  ------------------

          Approximate date of commencement of proposed sale to the public: FROM TIME TO TIME AFTER THIS REGISTRATION STATEMENT BECOMES EFFECTIVE.

          If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. /X/

          If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. / /

          If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

          If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

          The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

          The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                                      PROSPECTUS

                     SUBJECT TO COMPLETION, DATED MARCH 22, 1999

                                   26,779 SHARES

                                     ILOG S.A.

                     IN THE FORM OF AMERICAN DEPOSITARY SHARES

          The American Depositary Shares are quoted on the National Association of Securities Dealers' Automated Quotation System National Market System under the symbol "ILOG." On March 19, 1999, the closing price of our American Depositary Shares on Nasdaq was $8.25.

          All of the shares offered in this prospectus in the form of American Depositary Shares are being sold by our shareholders. ILOG will not receive any proceeds from the offering.


SEE "RISK FACTORS" BEGINNING ON PAGE 6 FOR INFORMATION THAT YOU SHOULD CONSIDER BEFORE PURCHASING ILOG SHARES.

          NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                    The date of this prospectus is March 22, 1999

                                  TABLE OF CONTENTS

                                                                            Page
Prospectus Summary                                                             5
Risk Factors                                                                   6
Enforceability of Civil Liabilities                                           17
Use of Proceeds                                                               19
Plan of Distribution                                                          20
Legal Matters                                                                 21
Experts                                                                       21
Where You Can Find More Information                                           21

          ILOG will furnish the Depositary referred to under "American Depositary Shares" with annual reports in English, which will include a review of operations and annual audited consolidated financial statements prepared in accordance with generally accepted accounting principles in the U.S. ("U.S. GAAP"). ILOG will also furnish the Depositary with quarterly reports in English, which will include unaudited quarterly consolidated financial information prepared in accordance with U.S. GAAP. The Depositary has agreed with ILOG that, upon receipt of such reports, it will promptly mail such reports to all record holders of American Depositary Shares. ILOG will also furnish to the Depositary summaries in English or an English version of all notices of shareholders' meetings and other reports and communications that are made generally available to shareholders. The Depositary will arrange for the mailing of such documents to record holders of American Depositary Shares.

                                  PROSPECTUS SUMMARY

          ILOG develops, markets and supports advanced software in the form of components which are used to develop strategic business software applications.

     Our software:

     - Reduces the time, cost and risk for our customers in developing business software applications by creating pre-built and pre-tested features that address common business needs in software;
     - is purchased for integration into new or existing software applications individually or in combination with other software components;
     -    runs on the most popular Windows and Unix platforms;
     - takes advantage of new technologies such as distributed client-server computing and the internet/intranet;
     -    can be used for client-side, server-side or web development efforts;
          and
     - is sold to businesses, software vendors and equipment manufacturers through several different distribution channels. These include direct sales to end-users, independent software vendors, original equipment manufacturers, distributors, systems integrators and value added resellers.

          We also offer software consulting, customer training and maintenance services to supplement our software.

          Our sales focus on the telecommunications, enterprise resource planning, aerospace and defense, transportation and manufacturing markets.
While our sales have traditionally been concentrated in Europe, especially France, we are expanding our sales and marketing efforts to the U.S. and Asia through the addition of direct sales personnel and distributors. As of August 31, 1998, our software had been licensed to over 1,500 customers for development and/or deployment in a wide range of applications.

          ILOG was incorporated under the laws of France in April 1987. Our principal offices are located at 9, rue de Verdun, 94253 Gentilly, France. Our telephone number is (011 33) 1 49 08 35 00. ILOG's name together with its logo is registered as a trademark in France, the U.S. and several other countries. This prospectus also contains tradenames or trademarks of companies other than ILOG.

                                     RISK FACTORS

          YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED BELOW BEFORE MAKING AN INVESTMENT DECISION. OUR BUSINESS, FINANCIAL CONDITION OR RESULTS OF OPERATIONS COULD BE MATERIALLY ADVERSELY AFFECTED BY ANY OF THE FOLLOWING RISKS.

          THIS PROSPECTUS ALSO CONTAINS FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES. OUR ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE ANTICIPATED IN THESE FORWARD-LOOKING STATEMENTS AS A RESULT OF DIFFERENT FACTORS, INCLUDING THE RISKS FACED BY US DESCRIBED BELOW AND ELSEWHERE IN THIS PROSPECTUS.

WE HAVE A HISTORY OF LOSSES AND ACCUMULATED DEFICITS AND IT MAY TAKE US TIME TO BECOME PROFITABLE

          We have had net losses in all but one of the last five fiscal years. As of June 30, 1998, we had accumulated losses of approximately $39.4 million. We may not be profitable in the future and we cannot predict future operating results.

BECAUSE OUR FUTURE REVENUES ARE UNPREDICTABLE AND OUR EXPENSE LEVELS ARE PREDOMINATELY FIXED, THE VALUE OF YOUR INVESTMENT COULD BE NEGATIVELY AFFECTED

          Our operating results have varied significantly in the past and may do so in the future, both quarterly and annually, because of factors that we generally cannot control. At the same time, our expenses are relatively fixed and are largely based on future revenue expectations. If revenues are below expectations, expense levels could be disproportionately high. As a result, we may not meet analyst expectations and our stock price may decline.

The factors causing the variability include:

     - demand for our products and services may vary for regional and local economic reasons;
     - the size, timing and structure of significant customer licenses. For example, significant revenues from SAP AG affected the quarters ended March 31, and September 30, 1998;
     - cost overruns under our fixed price consulting contracts. We experienced cost overruns during the last year;
     - changes in the mix of our products and services licensed or sold. In our fiscal 1998, service revenues, which produce relatively lower gross profits, represented a greater proportion of total revenues than they previously had;
     - product life cycles can be quite short, as is the case for the products we acquired from CPLEX Optimization, Inc. "CPLEX" in August 1997. (For more information about the acquisition, see risk factor regarding "Businesses We Have Acquired" on page 12 of this prospectus);
     - pricing changes by us or by our competitors, as for example, reduction in the price of our CPLEX product line over the last year;

     - changes in product distribution (sales through indirect channels may have lower margins than direct sales) which has shifted over the last year to more indirect channels;
     - customer order deferrals or cancellations. We experienced deferrals or cancellations in the quarter ended March 31, 1997; and
     - the grant and timing of research and development expense reimbursements by government agencies. These have varied significantly over the last few years.

          We generally operate with little backlog because our products are shipped as orders are received. As a result, revenues from license fees in any quarter are substantially dependent on orders that are booked and shipped in that quarter. In addition, we generally receive a substantial amount of our revenues from sales booked and shipped in the last month of a quarter. This timing makes it difficult to adjust expenses for the quarter if our customers fail to order our products in line with our expectations.

OUR SALES PROCESS, WHICH IS VERY LONG, COMPLEX AND UNCERTAIN, CAN CAUSE OUR OPERATING RESULTS TO FLUCTUATE

           Our sales cycle is generally three to six months or more and changes from customer to customer. The uncertain outcome of our sales efforts and the complexity and length of our sales cycles could result in substantial changes in our operating results. If a specific customer does not order the amount of our product we anticipate in a quarter, we will probably not generate revenues from other customers in time to compensate for that quarter's shortfall. As a result, a lost or delayed sale may unfavorably impact our quarterly operating results. Due in part to the strategic nature of our products, potential customers are typically cautious in making product acquisition decisions. Because of the complexity and importance of our products, the decision to license our products generally requires us to educate prospective customers regarding our products' uses and benefits. We often commit substantial presales support and consulting resources to educating prospective customers which may or may not result in a sale. This may cause sales cycles to be lengthened or result in the loss of sales which would negatively affect the value of your investment.

          Sales of licenses involve risks over which we have little or no control, including:

     -    customers' budgetary constraints;
     -    customers' internal acceptance reviews;
     - the success and continued internal support of customers' own development efforts;
     -    distributors' efforts; and
     -    the possibility of cancellation of projects by customers.


OUR SEASONAL OPERATING RESULTS, WHICH ARE DUE TO HEAVY EUROPEAN SALES, COULD ADVERSELY AFFECT OUR PROFITABILITY DURING CERTAIN QUARTERS

           A majority of our sales have historically come from Europe. As a result, there are traditionally lower revenues in the September quarter than in the immediately preceding quarter due to less economic activity in Europe in the summer months. There is also less activity in the March quarter compared to the immediately preceding quarter which is usually the strongest quarter of the year in Europe.

OUR PROFITABILITY DEPENDS ON THE STRENGTH OF OUR TWO MAIN PRODUCT FAMILIES

          ILOG currently generates approximately 68% of its total license fees from the ILOG Views and ILOG Solver product families. We expect that revenues from these two product families will continue to represent a substantial portion of our total license fees for the foreseeable future. Therefore, any factor adversely affecting licenses of either ILOG Views or ILOG Solver would adversely affect our business.

WE OPERATE IN SEVERAL DIFFERENT CURRENCIES WITH DIFFERENT EXCHANGE RATES THAT CAN FLUCTUATE. THIS CAN AFFECT OUR OPERATING RESULTS

          Changes in the value of the currencies in which we conduct our business relative to the U.S. dollar have caused and will continue to cause dollar revenue amounts to vary. Although we publish our financial statements in U.S. dollars, approximately 28% of our sales in 1998 were denominated in French francs, with the remainder in U.S. dollars and, to a lesser extent, Singapore dollars and other currencies. Due to the number of currencies involved, the constantly changing revenue and expense currency mix and the volatility of currency exchange rates, we cannot predict the effect of exchange rate fluctuations upon future operating results. To date, we have not undertaken hedging transactions to cover our currency transaction exposure but we may undertake such transactions in a limited manner in the future.

WE DEPEND ON MARKET ACCEPTANCE OF OBJECT ORIENTED PROGRAMMING, A RELATIVELY NEW TECHNOLOGY, FOR WHICH A MARKET HAS NOT YET FULLY DEVELOPED

          Our technology's acceptance depends upon the widespread adoption of "object oriented" programming. Object oriented programming is a method of programming software using reusable code and data called "objects" which interact with other objects to create usable software. These objects can be pre-built and pre-tested and then either inserted into existing programs or used to build independent programs. Acceptance of this technology remains uncertain. The technology, development style and programming languages of object oriented applications differ from those used in traditional software applications. Object oriented technology allows for more code to be re-used than do traditional technologies. Object oriented languages offer more capabilities but require greater skill and attention to detail from developers. In addition, object oriented modeling and analysis techniques are more sophisticated than traditional techniques. To change a software application written in a traditional programming language into an object oriented application involves major re-design.

          The market for object oriented technology has many standards. Our future success will depend in part upon the development of standards that our products address. We may not be able to respond effectively to the evolving requirements of the market. For example, to date we have focused our efforts on the C, C++ and Java programming languages which are currently widely accepted programming languages. If these languages lose acceptance in the marketplace or are replaced by other advanced languages, our business will be harmed.

          Our growth depends upon continued growth of the market for object oriented technology. The number of software developers using object oriented technology is still relatively small. The adoption of object oriented technology by traditional software programmers requires significant reorientation and the acceptance of object oriented technology may not expand beyond sophisticated programmers. Further, potential customers may not be willing to make the investment required to retrain programmers to build software using object oriented technology rather than using familiar technologies. Because of the uncertain acceptance of object oriented technology, to date, many of our customers have licensed only small quantities of our components. These customers may not license additional components from us or broadly implement our technology. Further, industry data indicates that many complex software development projects are abandoned before completion or fail to satisfy user requirements. While we believe that our components and services can increase the chances of success of a software development project, the software industry has a high failure rate and our customers may not be successful when using our products and services. If our customers are not successful when using our products and services, they will not continue to purchase our products and the value of your stock will diminish.

WE MUST REACT QUICKLY TO RAPID TECHNOLOGICAL CHANGE AND INTRODUCE NEW PRODUCTS AND PRODUCT ENHANCEMENTS OR WE MAY LOSE MARKET SHARE

          Our market is characterized by rapid technological change, dynamic customer needs and frequent introductions of new products and product enhancements. If we fail to anticipate or respond adequately to technology developments and customer requirements, or if product development or introduction is delayed, we may have lower revenues. Customer product requirements can change rapidly as a result of computer hardware and software innovations or changes and the emergence, evolution or widespread adoption of industry standards. For example, we offer Java versions of our products due to the shift to Java over the last several years. We may not be able to modify our products and services to address new requirements and standards. The actual or anticipated introduction of new products has resulted in some reformulation of our product offerings. This occurred as a result of our acquisition of products and technologies from CPLEX in August 1997. Technology and industry standards can make existing products obsolete or unmarketable or result in delays in the purchase of such products. As a result, the life cycles of our products are difficult to estimate. We must respond to developments rapidly and make substantial product development investments. As is customary in the software industry, we have previously experienced delays in introducing new products and features, and we may experience such delays in the future.

IF WE DO NOT KEEP UP WITH THE SIGNIFICANT COMPETITION IN OUR FIELD, WE COULD LOSE MARKET SHARE

          We compete with private and public companies such as Dash Associates Limited, Dynatech Corporation, IBM, Neuron Data, Inc., SL Corporation and Template Software, Inc. Our customers may develop and incorporate these competing technologies into their systems, thereby replacing our current or proposed components and limiting our future opportunities. As a result, we may not meet analyst expectations and our stock price could decline. Virtually all of our customers have significant investments in their existing solutions and have the resources necessary to improve existing products and to develop future products. Incorporating competing technologies may eliminate their need for our services and components. We therefore are required to persuade our customers to outsource the development of their software, by providing products and solutions that cost-effectively compete with their internally developed products. We will face additional competition from other established and emerging companies if the market for our components grows. Furthermore, current and potential competitors have established or may establish alliances to address the needs of our prospective customers. Accordingly, new competitors or alliances among competitors may emerge and gain significant market share. If our competitors introduce new or enhanced products, we may lose customer orders or be required to reduce prices or gross margins, which would harm our business. We may not be able to maintain profitable prices for our products. Some of our competitors have longer operating histories, significantly greater financial, technical, marketing, service and other resources, significantly greater name recognition, broader product offerings and a larger installed base of customers than we do. In addition, our competitors may have well-established relationships with our current and potential customers. Therefore, such competitors may be able to devote greater resources to the development, promotion and sale of their products. They may have more direct acess to corporate decision-makers based on previous relationships and they may be able to respond more quickly to new or emerging technologies and changes in customer requirements. We may not be able to compete successfully against current or future competitors.

OUR FUTURE PROFITABILITY DEPENDS ON OUR ABILITY TO FURTHER DEVELOP OUR SALES AND MARKETING FORCE

          We have significantly invested in recent years in expanding our sales and marketing force, primarily in the U.S. and Asia. Our recent and planned investment in sales and marketing may not ultimately be successful and any incremental revenues generated may exceed the significant incremental costs of these efforts. In addition, our sales and marketing force may not be able to compete successfully against many of our current and potential competitors. Our future success will depend in part upon the productivity of our sales and marketing force and our ability to continue to attract, integrate, train, motivate and retain new sales and marketing personnel. Over the last few years, we have grown our sales force in the United States. We have experienced results below management objectives and expectations for the region due to employee turnover and reorganization. We plan to continue to grow our sales force in the future.

THE LOSS OF OUR PRESIDENT AND CHIEF EXECUTIVE OFFICER OR OTHER KEY PERSONNEL OR OUR FAILURE TO ATTRACT ADDITIONAL PERSONNEL COULD ADVERSELY AFFECT OUR BUSINESS AND DECREASE THE VALUE OF YOUR INVESTMENT

          Our future success will depend in significant part upon the continued service of our key technical, sales and senior management personnel, including our President and Chief Executive Officer, Pierre Haren. We particularly depend upon our technical personnel with expertise in our technology. The loss of the services of one or more of our key employees would have an adverse effect on our business and your investment. We will need to attract, integrate, train, motivate and retain highly qualified technical, sales and managerial personnel. We may not be able to do so. Competition for such personnel is intense, especially the competition for technical personnel with expertise in our technology. We expect that such competition will continue for the foreseeable future, and may intensify. If we cannot hire qualified personnel in the future, our business, and financial condition will suffer. Additions of new personnel and departures of existing personnel, particularly in key positions, can be disruptive and could have an adverse effect on our business.

          The addition and assimilation of new personnel may be made more difficult because our research and development personnel are located primarily in France, and our sales and marketing activities are located on three continents. This requires the coordination of organizations separated by geography and time zones, and the interaction of personnel with different business backgrounds, languages and cultures.

OUR OPERATIONS, WHICH SPAN DIVERSE TIME ZONES, LANGUAGES AND CULTURES, MAY RESULT IN PROBLEMS THAT AFFECT OUR BUSINESS

          ILOG's engineering and research and development operations are located in France except for the CPLEX products which are developed in Incline Village, Nevada. Our sales and marketing operations are located on three continents. The geographic, time zone, language and cultural differences between our French, North American and Asia personnel and operations may result in problems that affect our business. The geographic distance between these locations has in the past led, and could in the future lead, to logistical and communications difficulties. Further, our operations may be directly affected by economic and political conditions in the countries where we do business.

          We expect to commit additional time and resources to expanding our worldwide sales and marketing activities, localizing our products for selected markets and developing local sales and support channels. These efforts may not be successful. Worldwide operations involve a number of risks, including:

     -    the costs of localizing products for different countries;
     - longer accounts receivable collection periods in some geographic regions, especially Europe;
     -    unexpected changes in regulations;
     -    dependence on independent resellers and technology standards;
     -    import and export restrictions and tariffs;
     - difficulties and costs of staffing and managing international operations;
     -    potentially adverse tax consequences;

     -    political instability;
     -    the burdens of complying with multiple, potentially conflicting laws;
          and
     -    the impact of business cycles and regional economic instability.

           Approximately 28% of our sales in 1998 were denominated in French francs, with the remainder in U.S. dollars and, to a lesser extent, Singapore dollars and other currencies. An increase in the value of the French franc relative to foreign currencies could make our products more expensive and, therefore, less competitive in other markets.

OUR HIGH GROWTH RATE OF EMPLOYEES AND OPERATIONAL SIZE MAY BE DIFFICULT TO MANAGE. THIS COULD ADVERSELY AFFECT OUR OPERATING RESULTS

          We have recently experienced a period of growth in revenues that has placed a significant strain on our management systems and resources. In addition, the size of our staff increased from 281 to 398 employees during fiscal 1998. We anticipate further increases in the number of our employees in fiscal 1999. Much of this growth has occurred and will occur in North America and Asia. This will increase our need for information and communication systems. Our ability to manage any future growth effectively will require us to continue to improve our operational, financial and management controls, accounting and reporting systems and procedures and other internal processes. We may not be able to make such improvements in an efficient and timely manner and our business would suffer as a result.

BUSINESSES WE HAVE ACQUIRED AND BUSINESSES WE MAY ACQUIRE MAY BE EXPENSIVE TO INTEGRATE. THIS COULD DECREASE THE VALUE OF YOUR INVESTMENT

          In August 1997, we acquired the business of CPLEX Optimization, Inc. ("CPLEX") with operations in Incline Village, Nevada. The acquisition was made in exchange for 1,700,000 Company shares, $10 million cash and $5 million of promissory notes. In 1998 we began integrating the CPLEX business into our operations. This process may result in unforeseen operating difficulties and could absorb significant management time or expenditures. In August 1998, we also acquired Compass Modeling Solutions, Inc. ("Compass") in Reno, Nevada a small value added reseller of CPLEX products, in exchange for 51,852 of our shares.

          We may pursue other acquisitions of complementary product lines, technologies or businesses. Acquisitions could result in our issuing more shares, thus incurring debt and contingent liabilities, and amortizing expenses related to goodwill and other intangible assets. These items could adversely affect our profitability. In addition, acquisitions, such as CPLEX, involve numerous risks, including:

     - difficulties in assimilating operations, technologies and products of the acquired companies;
     -    the diversion of management's attention from other business concerns;
     - risks of entering markets in which we may have limited direct prior experience;
     - operating companies in different geographical locations with different cultures; and
     -    the potential loss of key employees of the acquired company.

We presently have no agreements to acquire other businesses.

AS A RESULT OF SOFTWARE DEFECTS, WE MAY BE SUBJECT TO PRODUCT LIABILITY CLAIMS THAT MAY BE EXPENSIVE AND REQUIRE CONSIDERABLE EFFORT TO DEFEND

          Software products frequently contain undetected errors or failures. These occur especially when products are first introduced or when new versions or enhancements are released. Such errors could result in significant losses for us or a customer which could negatively affect your stock price. Our license agreements with our customers typically contain provisions designed to limit our exposure to potential product liability and other claims. It is possible, however, that the limitation of liability provisions contained in such agreements, especially unsigned "shrink-wrap" licenses, may not be valid under the laws of some jurisdictions. We currently have limited insurance against product liability risks or errors or omissions coverage. Additional insurance may not be available to us on commercially reasonable terms or at all. A product liability claim or claim for economic loss brought against us could have an adverse effect on our financial condition.

BECAUSE WE RISK THE LOSS OF GOVERNMENT RESEARCH AND DEVELOPMENT FUNDING, WHICH COULD NEGATIVELY AFFECT OUR ABILITY TO COMPLETE NEW RESEARCH AND DEVELOPMENT OR FORCE US TO DEDICATE MORE OF OUR RESOURCES TO RESEARCH AND DEVELOPMENT, OUR OPERATING RESULTS MIGHT SUFFER

          We have received research and development funding from the European Union and agencies of the French government. This funding approximated $388,000 (8% of our research and development spending) in 1997 and $629,000 (9% of our research and development spending) in 1998. Failure to receive future funding, a reduction in existing levels of funding, or delays in receipt of additional funding may cause our research and development expenses to increase and may adversely affect our operating results. To date, such funding has reduced our reported research and development expenses. Relevant authorities award research and development funding on a discretionary basis based on our application for specific projects. We have contracts that provide for research and development funds through March 2001. Future grants, however, may not be made.

WE MAY BE UNABLE TO PROTECT OUR INTELLECTUAL PROPERTY FROM OTHERS
INTERNATIONALLY OR WE MAY INADVERTENTLY INFRINGE ON THE INTELLECTUAL PROPERTY OF OTHERS. THIS MAY AFFECT THE VALUE OF YOUR INVESTMENT

          Our success is heavily dependent upon our proprietary intellectual property. The laws relating to trade secrets and copyright in some countries provide us with only limited protection. We rely primarily on a combination of copyright and trademark laws, trade secrets, confidentiality procedures and agreements to protect our proprietary technology. If we are unable to protect our intellectual property, your investment could be adversely affected. For example, we license our software by signed license agreements and, to a lesser extent, "shrink-wrap" and "click-wrap" licenses, which impose restrictions on the customers ability to use the software. In addition, we try to avoid disclosure of our trade secrets by requiring persons with access to our proprietary information to sign confidentiality agreements and by restricting access to our source codes. We have no patents or pending patent applications.

          Despite our efforts to protect our proprietary rights, unauthorized parties may attempt to obtain or use information that we regard as proprietary. Policing unauthorized use of our products is difficult. The laws of many jurisdictions do not protect our proprietary rights as much as the laws of France and the U.S. In particular, "shrink-wrap" licenses may be unenforceable under the laws of some jurisdictions, and copyright and trade secret protection for software may be unavailable in some countries. Under French intellectual property laws, rights over software are not patentable but are protected under copyright law. Even if we could protect our proprietary rights, our competitors may independently develop similar technology.

          We may receive future communications from third parties claiming that our products infringe their proprietary rights. Licenses to disputed technology rights of others may not be available on reasonable commercial terms, if at all. In addition, we may initiate claims or litigation against others for infringement of our proprietary rights or to establish the validity of our proprietary rights. Such litigation could be expensive and divert our personnel from productive tasks. If we lose any such litigation, we might have to pay substantial money damages, stop the use and sale of infringing products, spend significant resources to develop non-infringing technology or obtain licenses to non-infringing technology. If there is a successful claim against us and we fail to develop or license a substitute technology, our business would be harmed. As the number of software products increases and the functionality of these products further overlaps, we believe that software developers may become more exposed to infringement claims. Any such claims against us, as well as claims made by us against others, could be time consuming and expensive to defend or prosecute, and resolve.

SHARE PRICES OF TECHNOLOGY STOCKS HAVE BEEN VOLATILE RELATIVE TO THE REST OF THE MARKET AND MAY CONTINUE TO BE VOLATILE. THIS MAY BE A RISK TO YOUR INVESTMENT

          The market price of our American Depositary Shares has greatly varied and this may continue. The stock market has experienced volatility that has particularly affected the market prices of shares of many technology companies and that often has been unrelated or disproportionate to the operating performance of such companies. In particular, the price of our American Depositary Shares could widely fluctuate in response to quarterly variations in operating results, announcements of technological innovations or new products by us or our competitors, changes in financial estimates by securities analysts, and downturns in the economy of regions in which we do business. Many of these factors are beyond our control. In some future quarters our operating results may be below expectations of public market analysts and investors. In such event, the price of our American Depositary Shares would then likely drop significantly. Broad market fluctuations, as well as general economic, political and market conditions, have and may continue to adversely affect the market price of our American Depositary Shares.

BECAUSE OWNERSHIP IS CONCENTRATED, YOU AND OTHER INVESTORS WILL HAVE MINIMAL INFLUENCE

ON SHAREHOLDER DECISIONS

          As of September 30, 1998, our executive officers and directors and persons affiliated with them effectively owned approximately 46% of ILOG's Shares. As a result, such persons and entities, acting together, will have the ability to control ILOG and direct its affairs and business. This concentrated ownership of our Shares may result in delaying, deferring or preventing a change in control of ILOG.

OUR ANTI-TAKEOVER PROVISIONS MAY REDUCE THE MARKET PRICE OF OUR SHARES

          Pursuant to our charter, or STATUTS, the members of our Board of Directors each serve for a three-year term. One-third of the directors are elected every year, which may make it more difficult for our shareholders to replace the Board of Directors. The Board of Directors has also been authorized by our shareholders to increase our share capital in a tender offer or exchange offer for the securities of ILOG, which could have an anti-takeover effect.

U.S. JUDGMENTS MAY NOT BE ENFORCEABLE AGAINST FRENCH CORPORATIONS, DIRECTORS AND OFFICERS

          Judgments of U.S. courts, including judgments against ILOG or its directors or officers, based on the civil liability provisions of the federal securities laws of the U.S. may not be enforceable in the Republic of France.

WE DO NOT INTEND TO PAY DIVIDENDS

          We have not paid any cash dividends on our share capital to date. We currently anticipate that we will keep any future earnings for use in our business and, therefore, we do not anticipate paying any cash dividends in the foreseeable future. Any dividend would be paid in French francs and under the French Company Law (the "French Law") and our STATUTS, may only be paid from pre-consolidated net income, as increased or reduced by any net income or loss of ILOG carried forward from prior years.

AS A FRENCH COMPANY, WE MUST COMPLY WITH SOME REQUIREMENTS WITH WHICH U.S. CORPORATIONS NEED NOT COMPLY. THESE REQUIREMENTS MAY BE CUMBERSOME AND REQUIRE VALUABLE TIME AND MONEY

          For example:

     - Holders of American Depositary Shares will be subject to voting procedures that are more complicated than for U.S. jurisdictions;
     - Our ability to increase our share capital depends on shareholder approval at a shareholders' meeting;
     - Shareholders must approve any issuances of shares in a merger, or an acquisition of assets in exchange for our shares; and

     - In the case of an extraordinary general meeting, the presence, in person or by proxy, of shareholders holding one-third of the Shares upon first notice and one-quarter of the Shares upon second notice is required for a quorum.

          In addition, the complicated voting procedures under French Law, coupled with the increasing practice of American Depositary Shares holders not to exercise their voting rights, may prevent us from obtaining a quorum for future shareholders' meetings. This may impair our ability to take any action that requires shareholder approval.

SOME OF THE PRODUCTS WITH WHICH WE DO BUSINESS MAY NOT BE YEAR 2000 COMPLIANT THIS COULD RESULT IN CUSTOMER DISSATISFACTION CLAIMS AGAINST US

          The following is intended to be "Year 2000 Rediness Disclosure" as intended by the Year 2000 Information Readiness and Disclosure Act.

          We are aware that many currently installed information technology ("IT") systems, such as computer systems and software products, as well as non-IT systems that include embedded technology, were not designed to correctly process dates after December 31, 1999. We have determined that our own component products are "Year 2000" compliant, although the customer applications into which they are integrated may not be Year 2000 compliant.

          We are also assessing the impact of such Year 2000 issues on our internal IT and non-IT systems as well as on our customers, suppliers and service providers. We plan to implement a new accounting system in 1999 and believe that this will help us ensure that our own internal IT systems will be Year 2000 compliant. We estimate that the expenses we have incurred to date to address Year 2000 issues have not been material. Although we have not completed a full assessment of our Year 2000 readiness, we do not expect to incur major expenses in this regard.

          To date we have not identified any significant areas of non-compliance of our products or IT systems. We expect that the assessment and plans for remedial action for all of our products and non-IT systems will be completed by the end of 1999. Further, we anticipate receiving assurances from our key suppliers and service providers in addressing any Year 2000 issues which may affect us, in particular from utility companies, telecommunication service providers and other mission critical service providers that are outside our control. Therefore, it may be difficult for us to ensure Year 2000 readiness from such third parties. Considering the complex interrelationships among Year 2000 issues both internal and external to us, we cannot be sure that we will be able to identify and accurately evaluate all Year 2000 issues. We cannot be sure that unresolved or undetected internal and external Year 2000 issues will not have a major adverse effect on our business and financial condition.

          If any customers, suppliers or service providers fail to appropriately address their Year 2000 issues, such failure could have an adverse effect on our business, financial condition and results of operation. For example, because a significant percentage of the purchase orders received from our customers are computer generated, a failure of one or more of the computer systems of our customers could have a significant adverse effect on the level and timing of orders from such customers. Similarly, if Year 2000 problems are experienced by any of our significant suppliers or service providers, such problems could cause or contribute to delays or interruptions in the delivery of products or services to us.

          We may develop contingency plans if we do not timely complete all of our remediation programs. Such contingency plans may also address Year 2000 issues relating to third parties who provide goods or services essential to our business but fail to appropriately address their Year 2000 issues. Even if these plans are completed on time and put in place, we cannot be sure that unresolved or undetected internal and/or external Year 2000 issues will not have an adverse effect on our business, financial condition and results of operations.

          Finally, disruption in the economy generally resulting from Year 2000 issues could also affect us.

THE INTRODUCTION OF THE EURO COULD CAUSE NEGATIVE AFFECTS ON BUSINESS IN EUROPE AND ELSEWHERE. THESE MIGHT AFFECT OUR OPERATING RESULTS

          The Euro was introduced on January 1, 1999 in eleven European Monetary Union countries including France where we have our headquarters and a significant part of our worldwide operations, and Germany and Spain, where we have sales subsidiaries. Existing currencies, however, will continue to be used as legal tender through January 1,2002. We believe that the introduction of the Euro will simplify the conduct of our business in the European Monetary Union over time. Changes and/or improvements, however, will need to be made to our accounting and related internal systems.

          We have commenced planning and the training of our personnel to handle the currency change. We are also assessing the impact of the Euro on our internal IT and non-IT systems. We plan to implement a new accounting system in 1999 and to modify existing systems to accommodate the introduction of the Euro. We believe that such systems and system modifications will help us to meet the accounting and reporting requirements of the new currency.

          We do not expect to have to make major investments, other than in IT systems, to handle the changeover. However, we cannot be sure that new systems will be introduced or existing systems modified in a timely and/or effective manner. This may result in an unfavorable impact on our business, financial condition and results of operations.

                         ENFORCEABILITY OF CIVIL LIABILITIES

          We are a French societe anonyme (a form of limited liability company), organized under the laws of The Republic of France. The majority of our directors and officers and some of the experts named in this prospectus are non-residents of the U.S. A substantial portion of our assets are located outside the U.S. As a result, it may not be possible for investors to effect service of process within the U.S. upon such persons or to enforce against them or against us judgments of courts of the U.S. predicated upon the civil liability provisions of the federal securities laws of the U.S. We have been advised by Stibbe Simont Monahan & Duhot; Giroux, our French counsel, that if an original action is brought in the Republic of France, predicated solely upon the U.S. federal securities laws, French courts may not have the requisite jurisdiction to grant the remedies sought. Actions for enforcement of judgments of U.S. courts, rendered against the French persons referred to above, would require such French persons to waive their right under Article 15 of the French Civil Code to be sued in the Republic of France only. We believe that no such French persons have waived such right. In addition, actions in the U.S. under the U.S. federal securities laws or otherwise could be affected by the French Law of July 16, 1980, which may preclude or restrict the obtaining of evidence in the Republic of France or from French persons in connection with such actions.

AMERICAN DEPOSITARY SHARES

          Pursuant to a program sponsored by us, our ordinary shares are traded in the United States in the form of American Depositary Shares. Each American Depositary Share represents one Share placed on deposit with Morgan Guaranty Trust Company of New York, as depositary (the "Depositary") and issued and delivered by the Depositary through its principal office in New York City at 60 Wall Street, (36(th) Floor), New York, New York 10260. Under the Deposit Agreement, dated February 13, 1997 and amended on August 13, 1998, among ILOG, the Depositary and the holders from time to time of American Depositary Shares, Shares may be deposited with the Paris office of Banque Paribas, as custodian, or any successors or to such Custodian. The Depositary provides a variety of services to registered holders of American Depositary Receipts, as more fully described in the Deposit Agreement which was filed as an exhibit to our Registration Statement on Form F-6 with the Securities and Exchange Commission on January 30, 1997 and amended on August 13, 1998.

                                   USE OF PROCEEDS

          ILOG will not receive any proceeds from the sale of the American Depositary Shares offered hereby.

                                 SELLING SHAREHOLDERS

          The selling shareholders acquired the American Depositary Shares offered hereby in connection with the merger of Compass into ILOG, Inc. effective as of August 31, 1998.

          The following table sets forth information known to ILOG with respect to the beneficial ownership of ILOG's Shares as of March 15, 1999 by the selling shareholders (without regard to shares sold by such person pursuant to this prospectus). The following table assumes the selling shareholders sell all of the American Depositary Shares offered hereby. ILOG is unable to determine the exact number of Shares that will actually be sold.


                                                      SHARES      SHARES OWNED
                         SHARES BENEFICIALLY OWNED     BEING         AFTER
                           PRIOR TO OFFERING (1)     OFFERED (2)  OFFERING (2)
                         --------------------------  ----------- --------------
                            NUMBER        PERCENT
                         --------------  ----------  ----------- --------------
Daniel Fylstra(3)......          28,614      *            20,514        8,100
Robert Fourer..........           4,559      *             4,559            0
Joseph Hootman(4)......           2,989      *             1,706        1,283

---------------

     *    Represents less than 1% of the outstanding Shares
     (1) Shares subject to options that are currently exercisable or exercisable within 60 days of March 15, 1999 are deemed to be outstanding and to be beneficially owned by the person holding such options for the purpose of computing the percentage ownership of such person, but are not deemed to be outstanding and to be beneficially owned for the purpose of computing the percentage ownership of any other person.
     (2) Assumes the sale of all Shares offered hereby. Each selling shareholder above is having only ILOG's Shares received by them in connection with the Merger of Compass into ILOG, Inc. registered hereon. We are unaware of whether such selling shareholders intend to sell any, some or all of such Shares. None, some or all of such Shares may be sold.
     (3) Includes 8,100 shares which were purchased on the open market which are not being registered hereon.
     (4) Includes 1,283 shares which have been previously registered on our Registration Statement on Form S-8 dated December 8, 1998.

                                 PLAN OF DISTRIBUTION

          The American Depositary Shares offered hereby are being offered directly by the selling shareholders. ILOG has been advised by the selling shareholders that they may sell all of the American Depositary Shares offered hereby from time to time during the 1 year period following the date of this prospectus in the over-the-counter market and that sales will be made at prices prevailing at the times of such sales. The selling shareholders may also make private sales at negotiated prices directly or through a broker or brokers, who may act as agent or as principal or by a combination of such methods of sale. The selling shareholders and any underwriter, dealer or agent who participate in the distribution of such American Depositary Shares may be deemed to be "underwriters" under the Securities Act, and any discount, commission or concession received by such persons might be deemed to be an underwriting discount or commission under the Securities Act.

          Any broker-dealer participating in such transactions as agent may receive commissions from the selling shareholders (and, if acting as agent for the purchaser of such American Depositary Shares, from such purchaser). Usual and customary brokerage fees will be paid by the selling shareholders. Broker-dealers may agree with the selling shareholders to sell a specified number of American Depositary Shares at a stipulated price per American Depositary Shares, and, to the extent such a broker-dealer is unable to do so acting as agent for the any of the selling shareholders, to purchase as principal any unsold American Depositary Shares at the price required to fulfill the broker-dealer commitment to any of the selling shareholders. Broker-dealers who acquire American Depositary Shares as principal may thereafter resell such American Depositary Shares from time to time in transactions (which may involve crosses and block transactions and which may involve sales to and through other broker-dealers, including transactions of the nature described above) in the over-the-counter market, in negotiated transactions or by a combination of such methods of sale or otherwise at market prices prevailing at the time of sale or at negotiated prices, and in connection with such resales may pay to or receive from the purchasers of such American Depositary Shares commissions computed as described above.

          ILOG has advised the selling shareholders that the anti-manipulative Rules 10b-6 and 10b-7 under the Securities Exchange Act of 1934 may apply to sales in the market, has furnished the selling shareholders with a copy of these Rules and has informed the selling shareholders of the need for delivery of copies of this prospectus. The selling shareholders may indemnify any broker-dealer that participates in transactions involving the sale of the American Depositary Shares against some liabilities, including liabilities arising under the Securities Act. Any commissions paid or any discounts or concessions allowed to any such broker-dealers, and any profits received on the resale of such American Depositary Shares, may be deemed to be underwriting discounts and commissions under the Securities Act if any such broker-dealers purchase shares as principal.

          In order to comply with the securities laws of certain states, if applicable, the American Depositary Shares will be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states, the American Depositary Shares may not be sold unless such American Depositary Shares have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

          At the time a particular offer of the Shares registered hereunder is made, if required, a prospectus Supplement will be distributed that will set forth the number of American Depositary Shares being offered and the terms of the offering including the name of any underwriter, dealer or agent, the purchase price paid by any underwriter for securities purchased from, any discount, commission and other item constituting compensation and any discount, commission or concession allowed or reallowed or paid to any dealer, and the proposed selling price to the public.

          There can be no assurance that the selling shareholders will sell all or any of the American Depositary Shares offered hereunder.

                                    LEGAL MATTERS

          The validity of the Shares corresponding to the American Depositary Shares offered hereby will be passed upon for ILOG by Stibbe Simont Monahan Duhot & Giroux, French counsel to ILOG.

EXPERTS

          The consolidated financial statements of ILOG S.A. incorporated by reference in ILOG's Annual Report (Form 20-F) for the year ended June 30, 1998, have been audited by Ernst & Young Audit, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                         WHERE YOU CAN FIND MORE INFORMATION

          The Company is subject to the informational reporting requirements of the Securities Exchange Act of 1934, applicable to foreign private issuers and in accordance therewith files annual reports and other information with the Commission. As a foreign private issuer, ILOG is exempt from the rules under the Securities Exchange Act of 1934 prescribing the furnishing and the content of proxy statements. Reports and other information filed by the Company can be inspected without charge and copied at the public reference facilities of the Commission located at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Commission's regional offices at Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, IL 60661 and Seven World Trade Center, 13th Floor, New York, NY 10048. Copies of such materials also can be obtained from the Public Reference Section of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. Information regarding the operation of the Public Reference Room may be obtained by calling the Commission at 1-800-SEC-0330. The Commission maintains a World Wide Web site that contains reports and information statements and other information regarding registrants that is filed electronically with the Commission. The address of that site is http://www.sec.gov. The foregoing materials should also be available for inspection at the National Association of Securities Dealers, Inc., 9513 Key West Avenue, Rockville, MD 20850.

          This prospectus contains information concerning ILOG and the sale of its American Depositary Shares by the Selling Shareholders, but does not contain all the information set forth in the Registration Statement, which the Company has filed with the Commission under the Securities Act. The

Registration Statement, including various exhibits, may be inspected at the Commission's office in Washington, D.C.

          The following documents filed with the Commission are incorporated herein by reference:

          (a) The Company's Quarterly Report on Form 6-K for the quarter ended December 31, 1998, filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934.

          (b) The Company's Quarterly Report on Form 6-K for the quarter ended September 30, 1998, filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934.

          (c) The Company's Annual Report on Form 20-F for the fiscal year ended September 30, 1998, filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934.

          (d) The description of the Company's common stock which is contained in the Company's Registration Statement on Form 8-A filed with the Commission on February 3, 1997, pursuant to Section 12 of the Securities Exchange Act of 1934, including any amendment or report filed for the purpose of updating any such description.

---------------
*  Indicates filed via EDGAR and available on the Commission's web site.

          All subsequent annual reports filed on Form 20-F, Form 40-F or Form 10-K, and all subsequent filings on Forms 10-Q and 8-K filed by the Company pursuant to the Securities Exchange Act of 1934, prior to the termination of the offering, shall be deemed to be incorporated by reference into this prospectus. The Company may incorporate any reports subsequently filed on Form 6-K by identifying in such reports that they are being incorporated by reference into this prospectus.

      The Company will provide without charge to each person, including any beneficial owner, to whom this prospectus is delivered, upon written or oral request of such person, a copy of any and all of the information that has been or may be incorporated by reference in this prospectus, other than exhibits to such documents. Requests for such copies should be directed in writing to ILOG S.A. 9, Rue De Verdun, 94253 Gentilly, France, or by calling (011 33) 1 49 0835
00. Attention: Chief Financial Officer; or to our company's headquarters in the U.S. at 1901 Landings Avenue, Mountain View, CA 94043, Attention: Chief Financial Officer, by calling (650) 390-9000, or by e-mailing friedber@ilog.com.

      NO PERSON IS AUTHORIZED IN CONNECTION WITH ANY OFFERING MADE BY THIS PROSPECTUS TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS NOT CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY, ANY SELLING SHAREHOLDER OR BY ANY OTHER PERSON. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITY OTHER THAN THE AMERICAN DEPOSITARY SHARES OFFERED HEREBY, NOR DOES IT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE AMERICAN DEPOSITARY SHARES OFFERED HEREBY TO ANY PERSON IN ANY JURISDICTION IN

WHICH IT IS UNLAWFUL TO MAKE SUCH AN OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE OF OR OFFER TO SELL THE AMERICAN DEPOSITARY SHARES MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

No dealer, sales representative, or any other person has been authorized to give any information or to make any representations in connection with this offering other than those contained in this prospectus, and, if given or made, such information or representations must not be relied upon as having been authorized by the Company or any of the Underwriters. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than the shares of Common Stock to which it relates or an offer to, or a solicitation of, any person in any jurisdiction where such an offer or solicitation would be unlawful. Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, create an implication that there has been no change in the affairs of the Company or that information contained herein is correct as of any date subsequent to the date hereof.

                                 TABLE OF CONTENTS

                                                                 Page
                                                                 ----
Prospectus Summary . . . . . . . . . . . . . . . . . . . . . . .  5
Risk Factors . . . . . . . . . . . . . . . . . . . . . . . . . .  6
Enforceability of Civil Liberties. . . . . . . . . . . . . . . . 17
Use of Proceeds. . . . . . . . . . . . . . . . . . . . . . . . . 19
Plan of Distribution . . . . . . . . . . . . . . . . . . . . . . 20
Legal Matters. . . . . . . . . . . . . . . . . . . . . . . . . . 21
Experts. . . . . . . . . . . . . . . . . . . . . . . . . . . . . 21
Where You Can Find More Information. . . . . . . . . . . . . . . 21


--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    26,779 SHARES




                                      ILOG S.A.






                                  -----------------

                                      PROSPECTUS

                                  -----------------





                                   March 22, 1999



--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                     ILOG S.A.
                                      PART II
                       INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

 Registration fee--Securities and Exchange Commission              $      66
 Accountant's fees                                                 $   1,000
 Legal fees                                                        $  15,000
 Miscellaneous                                                     $  10,000
                                                                --------------
 Total                                                             $  26,066
                                                                --------------

---------------
All of the above expenses will be paid by ILOG.

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

          French law prohibits ILOG from entering into indemnification agreements with its directors and officers providing for limitations on personal liability for damages and other costs and expenses that may be incurred by directors and officers arising out of or related to acts or omissions in such capacity. French law also prohibits the status of ILOG from providing for the limitation of liability of a member of the Board of Directors. These prohibitions may adversely affect the ability of ILOG to attract and retain directors. Generally, under French law, directors and officers will not be held personally liable for decisions taken diligently and in the corporate interest of ILOG.

          ILOG has entered into an agreement with each of its directors, its Chairman and Chief Executive Officer, its Chief Operating Officer, its Chief Financial Officer and other members of senior management designated by the Board of Directors pursuant to which ILOG agreed to contract for and maintain liability insurance against liabilities which may be incurred by such persons in their respective capacities, including liabilities which may be incurred under the U.S. federal and state securities laws, subject to limitations. ILOG believes that entering into such agreements and maintaining appropriate liability insurance for its directors and officers will assist ILOG in attracting and retaining qualified individuals to serve as directors and officers.

ITEM 16.  EXHIBITS.

5.1                                     Opinion of Stibbe Simont Monahan Duhot
                                        & Giroux*
23.1                                    Consent of Ernst & Young Audit
23.2                                    Consent of Stibbe Simont Monahan Duhot
                                        & Giroux (contained in Exhibit 5.1)

---------------
*Filed previously

ITEM 17.  UNDERTAKINGS.

          Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     The undersigned Registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, amended;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement;

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

                 Provided, however, that paragraphs (1)(i) and (1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

     (2) That, for the purpose of determining any liability under the Securities act of 1933, as amended, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, as amended, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of any employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                      SIGNATURES

          The registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Amendment No. 3 to Form F-3 and has duly caused the amended registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Mountain View on March 22, 1999.

                                   ILOG S.A.

                                   By: /s/ PIERRE HAREN*
                                      -----------------------
                                   CHAIRMAN AND CHIEF EXECUTIVE OFFICER

          Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement on Form F-3 has been signed by the following persons in the capacities indicated and on the dates indicated.


SIGNATURE                         TITLE                                           DATE
-------------------------        ----------------------------------------     ------------
/s/ PIERRE HAREN*                 Chairman and Chief Executive Officer        March 22, 1999
-------------------------
   (Pierre Haren)
                                  Chief Technology Officer                    March 22, 1999
-------------------------
   (Patrick Albert)

/s/ STUART BAGSHAW*               Chief Operating Officer                     March 22, 1999
-------------------------
    (Stuart Bagshaw)


                                        -26-


                                  Director and Technology Fellow              March 22, 1999
-------------------------
    (Dr. Robert Bixby)

                                  Executive Vice President, International     March 22, 1999
/s/ EDOUARD EFIRA*                     Alliances
-------------------------
     (Edouard Efira)

/s/ ROGER FRIEDBERGER             Chief Financial Officer                     March 22, 1999
-------------------------
      (Roger Friedberger)

/s/ TODD LOWE*                    Director and Executive Vice President,      March 22, 1999
-------------------------              Direct
      (Todd Lowe)

/s/ JEAN POMMIER*                 Vice President, Worldwide Professional      March 22, 1999
-------------------------
      (Jean Pommier)


/s/ WILLIAM SCULL*                Vice President of Worldwide Marketing       March 22, 1999
-------------------------
       (William Scull)

                                  Director                                    March 22, 1999
-------------------------
      (Pascal Brandys)

/s/ PHILIPPE CLAUDE*              Director                                    March 22, 1999
-------------------------
      (Philippe Claude)

/s/ MARC FOURIER*                 Director                                    March 22, 1999
-------------------------
      (Marc Fourier)
                                  Director                                    March 22, 1999
-------------------------
 (Jean Francois Abramatic)

/s/ FREDRIC HARMAN*               Director                                    March 22, 1999
-------------------------
    (Fredric Harman)

                                        -27-



/s/ STUART BAGSHAW*                Authorized Representative in the U.S.       March 22, 1999
-------------------------
    (Stuart Bagshaw)


By:/s/ ROGER FRIEDBERGER          (Attorney-in-fact)                          March 22, 1999
-------------------------
   (Roger Friedberger)



                                        -28-